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                                                                    Exhibit 99.1


PERKINELMER ANNOUNCES PLANNED SENIOR SUBORDINATED NOTES OFFERING

   BOSTON--(BUSINESS WIRE)--Nov. 29, 2002--PerkinElmer, Inc. (NYSE: PKI) today announced that it plans to raise up to $225 million in gross proceeds from an institutional private placement of unsecured senior subordinated notes. The notes will be guaranteed on a senior subordinated basis by certain of PerkinElmer's domestic subsidiaries. Completion of the offering is expected to take place in late December 2002, subject to market conditions.

   The private placement is a component of PerkinElmer's previously announced plans to refinance its existing debt.

   This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or the guarantees.

   Neither the notes nor the guarantees have been registered under the Securities Act of 1933, as amended, or any state securities laws. The notes and the guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act. Unless so registered, neither the notes nor the guarantees may be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

   Factors Affecting Future Performance

   This announcement contains forward-looking statements regarding our ability to complete this private placement and to effectively use the proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities in general and our notes in particular. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

   PerkinElmer, Inc. is a global technology leader focused in the following businesses -- Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions -- backed by unparalleled service and support -- for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The Company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

   CONTACT:
   PerkinElmer, Inc.
   Diane Basile, 781/431-4306 (Investor Contact) or
   PerkinElmer, Inc.
   Jim Monahan, 781/431-4111 (Media Contact)